EXHIBIT 5.1
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[TO BE PREPARED ON JIM LEWIS LETTERHEAD]


November 18, 1999


Digital DJ, Inc.
1658 East Capitol Expwy.
San Jose, CA 95121

         Re:      Digital D.J., Inc.
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Gentlemen:

         I have acted as counsel to Breakthrough Electronics, Inc., a Nevada corporation ("BEI"), and Digital DJ Subsidiary, Inc., a Nevada corporation, in connection with the Agreement and Plan of Merger (the "Agreement") dated as of November 22, 1999 (the "Closing Date") among Digital DJ, Inc., Breakthrough Electronics, Inc., and Digital DJ Subsidiary, Inc., and the Resignation and Termination Agreement, and the Officer, Director, Principal Shareholder Certificate and the Certificate of Agreement of Merger, each dated November 22, 1999 (collectively, the "Closing Documents").

         In rendering the opinions set forth herein, I have examined and relied on originals or copies, certified or otherwise identified to our satisfaction, of the following documents:

                  3.       The Agreement;

         (b)      The Closing Documents;

         (c)      The Articles of Incorporation of BEI;

         (d)      The Articles of Incorporation of DDJ Sub;

         (e) The Certificate of Qualification of Foreign Corporation of the State of Utah;

         (f)      The Bylaws of BEI (the "BEI Bylaws"); and



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         (g)      Such  other   documents   as  we  have  deemed   necessary  or
appropriate as a basis for the opinions set forth below.

         Based   upon  the   foregoing,   and   subject   to  the   limitations,
qualifications, exceptions and assumptions set forth herein, I am of the opinion that:

         1. BEI is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada and has all necessary power and authority to execute and deliver the Agreement and to perform its obligations thereunder. BEI is duly authorized to do business as a foreign corporation in, and is in good standing in, the State of Utah. BEI is authorized to issue 50,000,000 shares of common stock, $.01 par value, of which 710,536 are issued and outstanding. There are no other outstanding shares or rights to acquire shares of BEI's equity securities.

         2. DDJ Sub is a corporation duly organized validly existing and in good standing under the laws of the State of Nevada and has all necessary power and authority to execute and deliver the Agreement and to perform its obligations thereunder.

         3. The execution and delivery by BEI and the principal shareholders of the Agreement and the Closing Documents and their performance of the obligations thereunder have been duly and validly authorized by all necessary action on the part of BEI, DDJ Sub and each principal shareholder. The Agreement and the Closing Documents (including, the schedules and each exhibit) have been duly executed and delivered where applicable by BEI, DDJ Sub and the principal shareholders and constitute a valid and binding obligation of each enforceable against each of them in accordance with their respective terms, except as enforcement relating to or affecting the enforcement of creditors rights generally and the availability of the equitable remedies that may be subject to general principles of equity including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing, the possible unavailability of specific performance or injunctive relief and the discretion of the court before which any proceeding, whether in equity or at law, may be brought.

         4. Neither the execution and delivery of the Agreement or the Closing Documents nor the consummation by BEI, DDJ Sub and each principal shareholder of any of the transactions therein contemplated, or the fulfillment of, or compliance with, the terms and provisions thereof, will conflict with or result in a violation of any of the Articles of Incorporation or Bylaws of BEI or DDJ Sub or any contract or agreement to which any of these are subject.

         5. BEI is current on and has fully and completely made all necessary filings with the United States Securities and Exchange Commission and Nasdaq Electronic Bulletin Board for the quarter ended June 30, 1999, through the quarter ended September 30, 1999, to remain in good standing as a 15d reporting company and to continue to be quoted on the Nasdaq Electronic Bulletin Board.

         With respect to the aforementioned documents, we have assumed the genuineness of all signatures, the authenticity of all items submitted to us as originals, the conformity with originals of all items submitted to us as copies and the due authority of all persons executing the same.


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         This  opinion is being  delivered  solely for the benefit of Digital DJ and its shareholders in connection with the transaction contemplated by the introductory paragraph to this opinion. Except as may be required by applicable laws and governmental regulations, it may not be quoted, filed with any governmental authority or other regulatory agency or otherwise circulated or utilized for any other purpose without our prior written consent.

                                                              Very truly yours,



                                                                  James C. Lewis



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